Exhibit 99.1

FOR IMMEDIATE RELEASE

Blackstone Completes Acquisition of Emdeon

•	Emdeon stockholders to receive $19.00 per share in cash

•	Transaction valued at approximately $3.0 billion

•	Emdeon becomes a privately held company

NASHVILLE, Tenn. – (November 2, 2011) – Emdeon Inc. (NYSE: EM), a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced that a fund managed by Blackstone on behalf of its private equity investors has completed its acquisition of Emdeon in a transaction valued at approximately $3.0 billion. Hellman & Friedman will maintain a significant minority equity interest in Emdeon.

The transaction was approved by Emdeon stockholders at a special meeting held November 1, 2011. Under the terms of the merger agreement, Emdeon stockholders will receive $19.00 in cash for each outstanding share of Emdeon common stock held as of 4:00 P.M. (EDT) on November 1, 2011. As a result, Emdeon Class A common stock was delisted and ceased trading on the New York Stock Exchange.

“We are excited to open a new chapter in the evolution of Emdeon. We are enthusiastic about our future as we continue to evolve our solutions to make healthcare more efficient,” said George Lazenby, chief executive officer for Emdeon. “We are also happy to be working with Blackstone and continuing our relationship with Hellman & Friedman, each of whom has a very strong understanding of our marketplace and a tremendous track record of success in partnering with companies and their management teams.”

Blackstone Senior Managing Director Neil P. Simpkins said, “Emdeon has a long history as a leading innovator in the healthcare information technology industry and a successful track record of delivering high value solutions. We look forward to working with the Emdeon team and building on their success.”

Letters of transmittal allowing Emdeon stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders who hold shares through a bank, broker or other nominee will receive instructions from their bank, broker or other nominee as to how to effect the surrender and receipt of cash for their stock.

Morgan Stanley acted as lead financial advisor and UBS Investment Bank acted as co-financial advisor to Emdeon’s Board of Directors. Paul Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Emdeon. King & Spalding LLP acted as legal advisor to Emdeon’s outside directors. Blackstone Advisory Partners LP, Banc of America Merrill Lynch, Barclays Capital and Citigroup acted as financial advisors and Ropes & Gray LLP acted as legal advisor to Blackstone. Simpson Thacher & Bartlett LLP acted as legal advisor to Hellman & Friedman.

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies they invest in, the companies they advise and the broader global economy. Blackstone does this through the commitment of their extraordinary people and flexible capital. Their alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $25 billion of committed capital. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including internet & digital media, software, business & marketing services, financial services, insurance, media, healthcare and energy & industrials. For more information on Hellman & Friedman, visit www.hf.com.

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Contacts:

For Emdeon:

Media Relations

Amanda Woodhead

615.932.3863

awoodhead@emdeon.com

Investor Relations

Tommy Lewis

615.932.3235

tlewis@emdeon.com

For Blackstone:

Media Relations

Peter Rose

The Blackstone Group

212.583.5871

rose@blackstone.com

Investor Relations

Joan Solotar

The Blackstone Group

212.583.5068

solotar@blackstone.com

Weston Tucker

The Blackstone Group

212.583.5231

tucker@blackstone.com

For Hellman & Friedman:

Media Relations

Abernathy MacGregor Group

Mary Beth Grover / Kelly Smith

212.371.5999

mbg@abmac.com / kas@abmac.com